Page 34 of 51 Pages

                                                                     EXHIBIT PPP

                CERTIFICATE OF POWERS, DESIGNATIONS, PREFERENCES

                  AND RIGHTS OF SERIES D CONVERTIBLE PREFERRED

                             STOCK OF BLUEFLY, INC.

     BLUEFLY, INC., a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Corporation"), DOES HEREBY CERTIFY THAT:

     Pursuant to authority conferred upon the Board of Directors of the Corporation (the "Board") by the Certificate of Incorporation of the Corporation (the "Certificate of Incorporation"), and pursuant to the provisions of ss. 151 of the Delaware General Corporation Law (the "DGCL"), the Board, at a meeting held on March 5, 2003, duly adopted the following resolution providing for the voting powers, designations, preferences and rights, and the qualifications, limitations and restrictions, of the Series D Convertible Preferred Stock.

     WHEREAS, the Certificate of Incorporation provides for two classes of shares known as common stock, $0.01 par value per share (the "Common Stock"), and preferred stock, $0.01 par value per share (the "Preferred Stock"); and

     WHEREAS, the Board is authorized by the Certificate of Incorporation to provide for the issuance of the shares of Preferred Stock in one or more series, and by filing a certificate pursuant to the DGCL, to establish from time to time the number of shares to be included in any such series and to fix the voting powers, designations, preferences and rights of the shares of any such series, and the qualifications, limitations and restrictions thereof.

     NOW, THEREFORE, BE IT RESOLVED, that the Board deems it advisable to, and hereby does, designate a Series D Convertible Preferred Stock and fixes and determines the voting powers, designations, preferences and rights, and the qualifications, limitations and restrictions relating to the Series D Convertible Preferred Stock as follows:

1. Designation/Ranking. There shall hereby be created and established a series of Preferred Stock, and the shares of such series of Preferred Stock shall be designated "Series D Convertible Preferred Stock" (referred to herein as the "Series D Convertible Preferred Stock"). The Series D Convertible Preferred Stock shall rank pari passu with the Corporation's Series A Convertible Preferred Stock, $.01 par value per share (the "Series A Convertible Preferred Stock"), the Corporation's Series B Convertible Preferred Stock, $.01 par value per share (the "Series B Convertible Preferred Stock"), the Corporation's Series C Convertible Preferred Stock, $.01 per value per share (the "Series C Convertible Preferred Stock"), and the Corporation's Series 2002 Convertible Preferred Stock, $.01 par value per share (the "Series 2002 Convertible Preferred Stock," and, together with the Series A Convertible Preferred Stock, the Series B Convertible Preferred Stock and the Series C Convertible Preferred Stock, the "Convertible Preferred Stock") and senior to the Corporation's Common Stock and all other Preferred Stock of the Corporation ranking junior to the Convertible Preferred Stock, with respect to the payment of distributions on liquidation, dissolution or winding up of the Corporation and with respect to the payment of dividends.

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2. Authorized Number. The number of shares constituting the Series D Convertible
Preferred Stock shall be seven thousand, one hundred and fifty (7,150) shares.

3. Dividends.

     3.1 The holders of the Series D Convertible Preferred Stock shall be entitled to receive, out of funds legally available for such purpose, dividends which shall accrue at the rate of twelve percent (12%) per annum of the Series D Face Value (as defined in Section 4.1 hereof) of such stock and shall compound annually, payable only upon: (i) the conversion of the Series D Convertible Preferred Stock pursuant to Section 6 hereof; (ii) Liquidation (as defined in
Section 4.1 hereof) of the Corporation under Section 4 hereof; or (iii) a redemption of the Series D Convertible Preferred Stock under Section 7 hereof. Except in connection with a Series D Liquidation Payment (as defined in Section
4.1  hereof)  made under  Section 4 hereof or a  redemption  payment  made under
Section 7 hereof (which in each case shall require payment in cash), the Corporation, in its sole discretion (as determined by a vote of the uninterested directors of the Corporation), may elect to pay such dividends in shares of Common Stock, in which case such Common Stock dividends shall be equal to the number of shares of Common Stock obtained by dividing the cash value of such dividend by the Series D Conversion Price.

     3.2 Dividends on each share of Series D Convertible Preferred Stock shall be cumulative and shall accrue from the date of issuance of such share of Series D Convertible Preferred Stock. The date on which the Corporation initially issues any share of Series D Convertible Preferred Stock shall be its "Issue Date," regardless of the number of times transfer of such shares is made on the stock records maintained by or for the Corporation and regardless of the number of certificates that may be issued to evidence such share.

     3.3 In addition to the right to receive dividends pursuant to Section 3.1 above, each holder of a share of Series D Convertible Preferred Stock shall have the right, at any time after the Issue Date, if the Board of Directors of the Corporation shall declare a dividend or make any other distribution (including, without limitation, in cash or other property or assets, but excluding any stock split effected as a stock dividend), to holders of shares of Common Stock, to receive, out of funds legally available therefor, a dividend or distribution in an amount equal to the amount of such dividend or distribution receivable by a holder of the number of shares of Common Stock into which such share of Series D Convertible Preferred Stock is convertible on the record date for such dividend or distribution. Any such amount shall be paid to the holders of shares of Series D Convertible Preferred Stock at the same time such dividend or distribution is made to the holders of Common Stock.

4.   Liquidation

     4.1 Upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary (a "Liquidation"), each holder shall be paid for each share of Series D Convertible Preferred Stock held by it, before any distribution or payment is made upon any stock ranking junior to the Series D Convertible Preferred Stock, an amount equal to the greater of: (i) $1,000 per share (the "Series D Face Value") plus, in the case of each share, an amount equal to all accrued but unpaid dividends thereon, through the date payment thereof is made and (ii) the amount that the holder of such share of Series D Convertible Preferred Stock would receive if it were to convert (without regard to any limitation or restriction on conversion and without actually requiring such share to be so converted) such share of Series D Convertible Preferred Stock into share(s) of Common Stock immediately prior to such

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Liquidation.  The holders of Series D Convertible  Preferred  Stock shall not be entitled to any further payment. The amount payable pursuant to the first sentence of this Section 4.1 with respect to one share of Series D Convertible Preferred Stock is sometimes referred to as the "Series D Liquidation Payment" (and, together with the Series A Liquidation Payment (as defined in the Certificate of Incorporation), the Series B Liquidation Payment (as defined in the Certificate of Incorporation), any amounts payable upon a Liquidation with respect to one share of Series C Convertible Preferred Stock and any amounts payable upon a Liquidation with respect to one share of Series 2002 Convertible Preferred Stock, the "Liquidation Payment"), and the amounts so payable with respect to all shares of Series D Convertible Preferred Stock are sometimes referred to as the "Series D Liquidation Payments" (and, together with the Series A Liquidation Payments (as defined in the Certificate of Incorporation),
the  Series  B  Liquidation   Payments  (as  defined  in  the   Certificate   of
Incorporation), the amounts so payable with respect to all shares of Series C Convertible Preferred Stock and the amounts so payable with respect to all shares of Series 2002 Convertible Preferred Stock, the "Liquidation Payments").

     4.2 If upon such Liquidation, the assets to be distributed among the holders of Convertible Preferred Stock shall be insufficient to permit payment to the holders of Convertible Preferred Stock of the Liquidation Payments, then the entire assets of the Corporation to be so distributed shall be distributed ratably among the holders of Convertible Preferred Stock. Upon any such Liquidation after the holders of Convertible Preferred Stock shall have been paid in full the Liquidation Payments to which they shall be entitled, the remaining net assets of the Corporation may be distributed to the holders of securities ranking junior to the Convertible Preferred Stock.

     4.3 Written notice of such Liquidation stating a payment date, the amount of the Series D Liquidation Payments and the place where said Series D Liquidation Payments shall be payable, shall be delivered in person, mailed by certified or registered mail, return receipt requested, or sent by telecopier or telex, not less than 10 days prior to the payment date stated therein, to the holders of record of Series D Convertible Preferred Stock, such notice to be addressed to each such holder at its address as shown by the records of the Corporation.

     4.4 The Series D Convertible Preferred Stock shall, with respect to distribution of assets and rights upon Liquidation, rank senior to each class or series of capital stock of the Corporation hereafter created which does not expressly provide that it ranks on parity with or is senior to the Series D Convertible Preferred Stock with respect to distribution of assets and rights upon the liquidation, dissolution or winding up of the Corporation.

5.   Voting Rights.

     5.1 In addition to any other vote required by law, this Certificate or the Certificate of Incorporation, so long as at least 40% of the shares of Series D Convertible Preferred Stock issued on the Issue Date remain outstanding, the Corporation may take the following actions only with the approval of the holders of a majority of the shares of Series D Convertible Preferred Stock voting separately as a class:

          (i)       liquidate  the  Corporation  or  acquire  another   business
                    entity;

          (ii)      create  a  joint   venture,   partnership  or  one  or  more
                    non-wholly owned subsidiaries requiring an investment in cash or kind of more than $500,000;

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          (iii)     sell  Corporation  assets,  which  individually  or  in  the aggregate exceed $2,000,000;

          (iv) incur indebtedness in excess of $1,000,000 or impose a lien against or encumber assets of the Corporation in excess of $1,000,000 (other than a financing secured by inventory or a financing required in connection with the optional redemption of the Series D Convertible Preferred Stock in accordance with Section 7 hereof);

          (v) enter into or amend any contract not contemplated by an approved budget or in excess of $250,000 in any one year or $1 million over the life of the contract in the aggregate;

          (vi) issue or sell securities of the Corporation (excluding securities issuable upon exercise of options authorized for issuance under the stock option or employee incentive plans existing on the date of the filing of this Certificate with the Secretary of State of the State of Delaware or as a result of the conversion of the Convertible Preferred Stock or any notes and warrants of the Corporation outstanding as of the date of the filing of this Certificate with the Secretary of State of the State of Delaware);

          (vii) declare dividends, repurchase or redeem securities of the Corporation or debt, except to the extent such debt is due in accordance with its terms and except for dividends, repurchases or redemption applicable to the Convertible Preferred Stock or any notes of the Corporation outstanding as of the effective date of this Certificate;

          (viii) make capital expenditures in excess of 110% of capital expenditures set forth in the annual budget;

          (ix) grant registration rights or register securities under the Securities Act of 1933, as amended, except pursuant to any registration rights agreement of the Corporation outstanding as of the effective date of this Certificate or registrations on Form S-8 or similar forms;

          (x)       enter into any contract with an affiliate;

          (xi) amend the Corporation's Certificate of Incorporation or Bylaws;

          (xii)     increase   or   decrease   the  number  of  members  of  the
                    Corporation's Board of Directors or the voting rights of directors;

          (xiii)    change the Corporation's independent public accountants;

          (xiv) approve the annual budget, and any changes to the business plan and five year budget and any successor thereto;

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          (xv)      adopt  or  amend   employment   contracts  with  Corporation
                    officers  and  senior  executive   managers  with  authority
                    equivalent to that of Executive Vice Presidents; or

          (xvi) amend or alter the Series D Preferred Stock Purchase Agreement, dated as of the date hereof, by and among the Corporation and the initial holders of the Series D
                    Convertible Preferred Stock (the "Series D Purchase Agreement").

     5.2 Notwithstanding anything set forth herein, with the exception of any action duly approved by the holders of Series D Convertible Preferred Stock pursuant to Section 5.1 above, at any time when any shares of Series D Convertible Preferred Stock are outstanding, except where the vote or written consent of the holders of a greater number of shares of the Corporation is required by law, this Certificate or the Certificate of Incorporation, and in addition to any other vote required by law, this Certificate or the Certificate of Incorporation, without the approval of the holders of at least two-thirds (66 2/3%) of the then outstanding shares of Series D Convertible Preferred Stock, given in writing or by vote at a meeting, consenting or voting (as the case may be) separately as a series, the Corporation will not (i) effect any transaction or other action that would adversely affect the rights, preferences, powers (including voting powers) and privileges of the Series D Convertible Preferred Stock or (ii) merge or consolidate with another person or entity, sell all or substantially all of the assets of the Corporation or enter into a transaction which results in or take any action which facilitates a Change of Control (as defined in the Certificate of Incorporation).

     5.3 Holders of Series D Convertible Preferred Stock shall be entitled to notice of any stockholders' meeting. Except as otherwise required by law, at any annual or special meeting of the Corporation's stockholders, or in connection with any written consent in lieu of any such meeting, the holders of each outstanding share of Series D Convertible Preferred Stock shall be entitled to cast, in respect of such share, the number of votes equal to the number of full shares of Common Stock into which such share of Series D Convertible Preferred Stock is then convertible (calculated by rounding any fractional share up to the nearest whole number) on the date for determination of stockholders entitled to vote at the meeting. Notwithstanding the foregoing, (a) holders of the Series D Convertible Preferred Stock shall not be entitled to cast, in respect of such shares, any votes with respect to the approval of the conversion rights of the Series D Convertible Preferred Stock or any equity securities issued in connection with the funding of the Commitment Amount (as defined in the Series D Purchase Agreement) and (b) until such time as the Corporation's stockholders approve the conversion rights of the Series D Convertible Preferred Stock, to the extent such approval is required by the rules of the Nasdaq SmallCap Market or any other national securities exchange or quotation system upon which the Common Stock may be listed from time to time, the total number of votes cast with respect to the then outstanding shares of Series D Convertible Preferred Stock shall in no event exceed 2,204,803 (as such number may be adjusted to reflect any stock split, stock dividend, reclassification or similar transaction affecting the Common Stock), and to the extent that the total number of votes to which the then outstanding shares of Series D Convertible Preferred Stock would otherwise be entitled to cast is limited by the provisions of this clause (b), the number of votes to which each share of Series D Convertible Preferred Stock shall be entitled to cast shall be determined on a pro rata basis. Except as set forth herein or otherwise required by law, the Series D Convertible Preferred Stock and the Common Stock shall vote together as a single class on each matter submitted to the stockholders, and not by separate class or series.

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6.  Conversions.  The holders of shares of Series D Convertible  Preferred Stock shall have the following conversion rights.

     6.1 Right to Convert. Subject to the terms and conditions of this Section 6.1, the holder of any share or shares of Series D Convertible Preferred Stock shall have the right, at its option at any time and from time to time, to convert any such shares (or fractions thereof) of Series D Convertible Preferred Stock (except that upon any Liquidation, the right of conversion shall terminate at the close of business on the business day immediately preceding the date fixed for payment of the amount distributable on the Series D Convertible Preferred Stock) into such number of fully paid and nonassessable shares of Common Stock as is obtained by (x) multiplying the number of shares of Series D Convertible Preferred Stock to be so converted by the Series D Face Value and
(y) dividing the result by the Series D Conversion Price (as defined below) applicable to such share, determined as provided below, in effect on the date the certificate is surrendered for conversion; plus, at the Company's option (as determined by a vote of the uninterested directors of the Corporation), either a number of shares of Common Stock (valued at the Series D Conversion Price), or an amount in cash, as the case may be, equal to any accrued but unpaid dividends on the shares of Series D Convertible Preferred Stock so converted.

     The initial Series D Conversion Price per share for shares of Series D Convertible Preferred Stock shall be $0.76 per share, as adjusted pursuant to the further provisions of this Section 6 (such price as last adjusted, being referred to as the "Series D Conversion Price"). Such rights of conversion shall be exercised by the holder thereof by giving written notice that the holder elects to convert a stated number of shares of Series D Convertible Preferred Stock into Common Stock and by surrender of a certificate or certificates for the shares to be so converted to the Corporation at its principal office (or such other office or agency of the Corporation as the Corporation may designate by notice in writing to the holders of the Series D Convertible Preferred Stock) at any time during its usual business hours on the date set forth in such notice, together with a statement of the name or names (with address) in which the certificate or certificates for shares of Common Stock shall be issued.

     6.2 Issuance of Certificates; Time Conversion Effected. Promptly after the surrender of the certificate or certificates for the shares of Series D Convertible Preferred Stock to be converted as set forth above, the Corporation shall issue and deliver, or cause to be issued and delivered, to the holders, registered in such name or names as such holders may direct, a certificate or certificates for the number of whole shares of Common Stock issuable upon the conversion of such shares of Series D Convertible Preferred Stock.

     6.3 Fractional Shares; Partial Conversion. No fractional shares of Common Stock shall be issued upon conversion of Series D Convertible Preferred Stock into Common Stock. If any fractional share of Common Stock would, except for the provisions of the first sentence of this Section 6.3, be delivered upon such conversion, the Corporation, in lieu of delivering such fractional share, shall pay to the holder surrendering the Series D Convertible Preferred Stock for conversion an amount in cash equal to the current market price of such fractional share as determined in good faith by the Board of Directors of the Corporation.

     6.4 Anti-Dilution Adjustments. The Series D Conversion Price shall be subject to adjustment as follows if any of the events listed below occur after the Issue Date but, with respect to a share of Series D Convertible Preferred Stock, prior to the conversion of such share of Series D Convertible Preferred Stock into Common Stock.

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          (i)       In case the  Corporation  shall (x) pay a dividend or make a distribution on its Common Stock in shares of its Common Stock, (y) subdivide or reclassify its outstanding Common Stock into a greater number of shares, or (z) combine or reclassify its outstanding Common Stock into a smaller number of shares, the Series D Conversion Price in effect immediately prior to such event shall be adjusted so that the holder of any share of the Series D Convertible Preferred Stock thereafter surrendered for conversion shall be entitled to receive the number of shares of Common Stock which it would have owned or have been entitled to receive after the happening of such event had the share of such
                    Series  D  Convertible   Preferred   Stock  been   converted
                    immediately prior to the happening of such event. An adjustment made pursuant to this paragraph shall become effective immediately after the record date in the case of a dividend or distribution and shall become effective on the effective date in the case of subdivision, combination or reclassification. If any dividend or distribution is not paid or made, the Series D Conversion Price then in effect shall be appropriately readjusted.

          (ii) In case the Corporation shall pay, issue or distribute to its holders of capital stock any shares of capital stock of the Corporation or evidences of indebtedness or cash or other assets (excluding (w) regular cash dividends payable out of earnings in the ordinary course and distributed ratably to the holders of Convertible Preferred Stock, (x) distributions paid from retained earnings of the Corporation and distributed ratably to the holders of Convertible Preferred Stock, (y) dividends or distributions referred to in clause (i) ---------- above and (z) dividends or distributions paid or made to holders of shares of Convertible Preferred Stock in the manner provided in
                    Section 3 above) or rights, options or warrants to subscribe for or purchase any --------- of its securities then, in each such case, the Series D Conversion Price shall be adjusted so that it shall equal the price determined by multiplying the Series D Conversion Price in effect immediately prior to the date of the distribution by a fraction the numerator of which shall be the Series D Conversion Price less the then fair market value (as determined by the Board of Directors, whose determination, if made in good faith, shall be conclusive) of the portion of the capital stock, cash or assets or evidences of indebtedness so distributed, or of the subscription rights, options or warrants so distributed or of such convertible or exchangeable securities, with respect to one share of Common Stock, and the denominator of which shall be the Series D Conversion Price in effect immediately prior to the date of the distribution. Such adjustment shall be made whenever any such distribution is made, and shall become effective retroactive to the record date for the determination of stockholders entitled to receive such distribution. If any such distribution is not made or if any or all of such rights, options or warrants expire or terminate without having been exercised, the Series D Conversion Price then in effect shall be appropriately readjusted.

          (iii) Whenever the Series D Conversion Price is adjusted as herein provided or as provided in Section 6.5(a), the Corporation shall promptly file with the

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                                                             Page 41 of 51 Pages


                    conversion agent (or, if there is no conversion agent, the secretary of the Corporation) an officer's certificate setting forth such Series D Conversion Price after the adjustment and setting forth a brief statement of the facts requiring the adjustment, which certificate shall be conclusive evidence of the correctness of the adjustment. Promptly after delivery of the certificate, the Corporation shall prepare a notice of the adjustment of such Series D Conversion Price setting forth such Series D Conversion Price and the date on which the adjustment becomes effective and shall mail the notice of such adjustment of the Series D Conversion Price (together with a copy of the officer's certificate setting forth the facts requiring such adjustment) to the holder of each share of the Series D Convertible Preferred Stock at such holder's last address as shown on the stock books of the Corporation.

          (iv) For the purpose of any computation under any provision relating to the Series D Convertible Preferred Stock, the "Current Market Price" per share of Common Stock on any date shall be deemed to be the average of the daily closing prices per share of Common Stock for the 30 consecutive trading days immediately preceding such date. If on any such date the shares of Common Stock are not listed or admitted for trading on any national securities exchange or quoted by NASDAQ or a similar service, the Current Market Price for the Common Stock shall be the fair market value of the Common Stock on such date as determined in good faith by the Board of Directors of the Corporation.

         6.5  Additional Adjustment.

               (a) In case the Corporation shall (i) sell or issue shares of its Common Stock, (ii) issue rights, options or warrants to subscribe for or purchase shares of Common Stock or (iii) issue or sell other rights for the purchase of shares of Common Stock or securities convertible into or exchangeable into shares of Common Stock, in the case of one or more of the events described in the immediately preceding clauses (i), (ii) and (iii) (excluding those issuances referred to in Section 6.5(b) hereof (collectively, the "Securities"), at a price per share (the "New Issue Price") less than the Series D Conversion Price, then in each such case the Series D Conversion Price in effect immediately prior to the issuance of such Securities shall be adjusted to equal the New Issue Price. The adjustment provided for in this Section 6.5(a) shall be made successively whenever any Securities are issued (provided, however, that no further adjustments in the Series D Conversion Price shall be made upon the subsequent exercise, conversion or exchange, as applicable of such Securities pursuant to the original terms of such Securities) and shall become effective immediately after such issuance. In determining whether any Securities entitle the holders of the Common Stock to subscribe for or purchase shares of Common Stock at less than the Series D Conversion Price, and in determining the New Issue Price of the shares of Common Stock so offered, there shall be taken into account any consideration received by the Corporation for such Securities, any consideration required to be paid upon the exercise, conversion or exchange, as applicable, of such Securities and the value of all such consideration (if other than cash) shall be determined in good faith by the Board of Directors of the Corporation.

               (b) Notwithstanding the foregoing, the provisions of Section 6.5(a) shall not apply to the issuance of: (x) any equity securities issued at then fair market value pursuant to the Corporation's

                                                             Page 42 of 51 Pages


employee option or stock incentive plans approved by the Board of Directors of the Corporation on or prior to the date of the filing of this Certificate with the Secretary of State of the State of Delaware, (y) any equity securities issued at then fair market value as consideration for services of non-employee third parties provided to the Corporation (in an aggregate amount not to exceed 100,000 shares of Common Stock in any fiscal year (as such number may be adjusted to reflect stock splits, combinations and the like)) or (z) any equity securities issued in connection with the funding of the Commitment Amount (as defined in the Series D Purchase Agreement).

     6.6 Reorganization, Recapitalization or Reclassification. If any capital reorganization, recapitalization or reclassification of the capital stock of the Corporation (other than a merger or consolidation of the Corporation in which the Corporation is the surviving corporation and which does not result in a reclassification or change of outstanding shares of Common Stock) or a merger or consolidation shall be effected in such a way that holders of Common Stock shall be entitled to receive stock, securities or assets (other than cash dividends payable out of earnings or surplus in the ordinary course of business) with respect to or in exchange for Common Stock, then, as a condition of such reorganization, recapitalization or reclassification, lawful and adequate provisions shall be made whereby each holder of a share or shares of Series D Convertible Preferred Stock shall thereupon have the right to receive upon conversion of such share or shares of Series D Convertible Preferred Stock, upon the basis and upon the terms and conditions specified herein and in lieu of the shares of Common Stock immediately theretofore receivable upon the conversion of such share or shares of Series D Convertible Preferred Stock, such shares of stock, securities or assets as may be issued or payable with respect to or in exchange for a number of outstanding shares of such Common Stock equal to the number of shares of such Common Stock immediately theretofore receivable upon such conversion had such reorganization or reclassification not taken place, and in any such case appropriate provisions shall be made with respect to the rights and interests of such holder to the end that the provisions hereof (including without limitation provisions for adjustments of the Series D Conversion Price) shall thereafter be applicable, as nearly as may be, in relation to any shares of stock, securities or assets thereafter deliverable upon the exercise of such conversion rights.

         6.7  Other Notice.  In case at any time:

                    (i) the Corporation shall declare any dividend upon its Common Stock payable in cash or stock or make any other distribution to the holders of its Common Stock;

                    (ii) the Corporation shall offer for subscription pro rata to the holders of its Common Stock any additional shares of stock of any class or other rights;

                    (iii) there shall be any capital reorganization or reclassification of the capital stock of the Corporation, or a consolidation or merger of the Corporation with or into another entity or entities, or a sale, lease, abandonment, transfer or other disposition of all or substantially all its assets; or

                    (iv)      there   shall  be  a  voluntary   or   involuntary
                              dissolution or winding up of the Corporation;

               then, in any one or more of said cases, the Corporation shall give, by delivery in person, certified or registered mail, return receipt requested, telecopier or telex, addressed to each holder of any

                                                             Page 43 of 51 Pages


shares of Series D Convertible Preferred Stock at the address of such holder as shown on the books of the Corporation, (i) at least 10 days' prior written notice of the date on which the books of the Corporation shall close or a record shall be taken for such dividend, distribution or subscription rights or for determining rights to vote in respect of any such reorganization, reclassification, consolidation, merger, disposition, dissolution or winding up and (ii) in the case of any such reorganization, reclassification, consolidation, merger, disposition, dissolution or winding up, at least 10 days' prior written notice of the date when the same shall take place. Such notice in accordance with the foregoing clause (i) shall also specify, in the case of any such dividend, distribution or subscription rights, the date on which the holders of Common Stock shall be entitled thereto and such notice in accordance with the foregoing clause (ii) shall also specify the date on which the holders of Common Stock shall be entitled to exchange their Common Stock for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, disposition, dissolution or winding up, as the case may be.

     6.8 Limitation on Conversion Rights Pending Stockholder Approval; Stock to be Reserved. Notwithstanding anything in this Certificate to the contrary, no share of Series D Convertible Preferred Stock may be converted into Common Stock to the extent that, after giving effect to such conversion, the total number of shares of Common Stock issued from and after the date of this Certificate as a result of the conversion of shares of Series D Convertible Preferred Stock would exceed 2,204,803 (as may be adjusted to reflect any stock split, stock dividend, reclassification or other similar transaction), until such time as the
Corporation's  stockholders  approve the  conversion  rights  contained  in this
Section 6 to the extent such approval is required by the rules of the Nasdaq SmallCap Market or any other national securities exchange or quotation system upon which the Common Stock may be listed from time to time. The Corporation will, at all times, reserve and keep available out of its authorized shares of Common Stock, solely for the purpose of issuance upon the conversion of the Series D Convertible Preferred Stock as herein provided, such number of shares of Common Stock as shall then be issuable upon the conversion of all outstanding shares of Series D Convertible Preferred Stock (the number of shares to be so reserved to be measured without giving effect to the first sentence of this
Section 6.8). The Corporation covenants that all shares of Common Stock which shall be so issued shall be duly authorized, validly issued, fully paid and nonassessable by the Corporation and free from all taxes, liens and charges with respect to the issue thereof, and, without limiting the generality of the foregoing, the Corporation covenants that it will from time to time take all such action as may be requisite to assure that the par value per share of the Common Stock is at all times equal to or less than the Series D Conversion Price in effect at the time. The Corporation will take all such action as may be necessary to assure that all such shares of Common Stock may be so issued without violation of any applicable law or regulation, or of any requirement of any national securities exchange or quotation system upon which the Common Stock may be listed. The Corporation will not take any action which results in any adjustment of the Series D Conversion Price if the total number of shares of Common Stock issued and issuable after such action upon conversion of the Series D Convertible Preferred Stock would exceed the total number of shares of Common Stock then authorized by the Certificate of Incorporation.

     6.9 Reissuance of Preferred Stock. Shares of Series D Convertible Preferred Stock that have been issued and reacquired in any manner, including shares purchased or redeemed or exchanged or converted, shall not be reissued as shares of Series D Convertible Preferred Stock and shall (upon compliance with any applicable provisions of the General Corporation Law of the State of Delaware) have the status of authorized but unissued shares of Preferred Stock of the Corporation undesignated as to

                                                             Page 44 of 51 Pages


series and may be designated or redesignated and issued or reissued, as the case may be, as part of any series of Preferred Stock of the Corporation other than Series D Convertible Preferred Stock.

     6.10 Issue Tax. The issuance of certificates for shares of Common Stock upon conversion of Series D Convertible Preferred Stock shall be made without charge to the holders thereof for any issuance tax in respect thereof, provided that the Corporation shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of any certificate in a name other than that of the holder of the Series D Convertible Preferred Stock which is being converted.

     6.11 Closing of Books. The Corporation will at no time close its transfer books against the transfer of any Series D Convertible Preferred Stock or of any shares of Common Stock issued or issuable upon the conversion of any shares of Series D Convertible Preferred Stock in any manner which interferes with the timely conversion of such Series D Convertible Preferred Stock, except as may otherwise be required to comply with applicable laws.

     6.12 Minimum Adjustment. No reduction of the Series D Conversion Price shall be made if the amount of any such reduction would be an amount less than $.025, but any such amount shall be carried forward and reduction with respect thereof shall be made at the time of and together with any subsequent reduction which, together with such amount and any other amount or amounts so carried forward, shall aggregate $.025 or more.

7. Redemption. The Corporation may (as determined by a vote of the uninterested directors of the Corporation) redeem (and shall redeem simultaneously with a redemption of all of the Series A Convertible Preferred Stock and the Series B Preferred Stock pursuant to Section 5.9 of the Certificate of Incorporation) for cash all but not less than all of the Series D Convertible Preferred Stock on not less than 30 days written notice to the holders thereof, during the periods and at the prices set forth below, plus all accrued but unpaid dividends thereon; provided that no such redemption shall be permitted unless (x) at such time there exists an effective registration statement filed by the Corporation under the Securities Act of 1933, as amended, registering the resale of the shares of Common Stock to be received upon conversion of the Series D Convertible Preferred Stock and the Corporation is obligated to maintain the effectiveness thereof for at least 120 days after the proposed date or redemption and (y) if the redemption of Series D Convertible Preferred Stock does not meet the requirements of either Section 302(b)(2) or 302(b)(3) of the Internal Revenue Code of 1986, as amended, then to avoid such treatment, the Corporation shall offer to effect a redemption of Common Stock from the holders of Series D Convertible Preferred Stock or their designees, to the extent necessary to meet the requirements of either one of such Sections, at a purchase price equal to the Current Market Price on the date notice of redemption is given pursuant to this Section 7.

                  Time Period                       Multiple of Conversion Price
                  -----------                       ----------------------------

Prior to November 13, 2004                                 4x

November 13, 2004 through November 13, 2006                4.5x

On or after November 13, 2006                              5x


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                                                             Page 45 of 51 Pages


8. Adjustment of Face Value. In case the Corporation shall subdivide or reclassify its outstanding Series D Convertible Preferred Stock into a greater number of shares or combine or reclassify its outstanding Series D Convertible Preferred Stock into a smaller number of shares, the Series D Face Value in effect immediately prior to such event shall be adjusted to reflect such increase or decrease. An adjustment made pursuant to this Section 8 shall become effective on the effective date of subdivision, combination or reclassification.

9. Future Issuance of Shares; Preemptive Rights.

     9.1 Offering Notice. Except for (i) capital stock or options to purchase capital stock of the Corporation which may be issued to employees, consultants or directors of the Corporation pursuant to a stock incentive plan or other employee benefit arrangement approved by the Board of Directors, (ii) a subdivision of the outstanding shares of Common Stock into a larger number of shares of Common Stock, (iii) capital stock issued as full or partial consideration for a merger, acquisition, joint venture, strategic alliance, license agreement or other similar non-financing transaction, (iv) capital stock issued as full or partial consideration for services, (v) capital stock issued in connection with a publicly registered offering, (vi) capital stock issued upon exercise, conversion or exchange of any Preferred Stock, options or warrants, or (vii) capital stock purchased by Quantum Industrial Partners LDC and SFM Domestic Investments LLC or their affiliates in the public market or from the Corporation, if the Corporation wishes to issue any shares of capital stock or any other securities convertible into or exchangeable for capital stock of the Corporation (collectively, "New Securities") to any Person (the "Subject Purchaser"), then the Corporation shall send written notice (the "New Issuance Notice") to the holders of the Series D Convertible Preferred Stock, which New Issuance Notice shall state (x) the number of New Securities proposed to be issued and (y) the proposed purchase price per share of the New Securities that the Corporation is willing to accept (the "Proposed Price").

         9.2  Preemptive Rights; Exercise.

               (a) For a period of ten (10) days after the giving of the New Issuance Notice as provided in Section 9.1, each initial holder of the Series D Convertible Preferred Stock or their permitted assigns pursuant to the Series D Purchase Agreement (each, a "Preemptive Rightholder") shall have the right to purchase up to its Proportionate Percentage (as hereinafter defined) of the New Securities at a purchase price equal to the Proposed Price and upon the terms and conditions set forth in the New Issuance Notice. Each Preemptive Rightholder shall have the right to purchase up to that percentage of the New Securities determined by dividing (a) a number equal to the number of shares of Common Stock into which the shares of Series D Convertible Preferred Stock then owned by such Preemptive Rightholder are convertible by (b) the total of (x) the number of shares of Common Stock then outstanding and (y) the number of shares of Common Stock into which all outstanding shares of Preferred Stock are convertible (the "Proportionate Percentage").

               (b) The right of each Preemptive Rightholder to purchase the New Securities under subsection (a) above shall be exercisable by delivering written notice of its exercise, prior to the expiration of the 10-day period referred to in subsection (a) above, to the Corporation, which notice shall state the amount of New Securities that the Preemptive Rightholder elects to purchase as provided in Section 9.2(a). The failure of a Preemptive Rightholder to respond within the 10-day period shall be deemed to be a waiver of the Preemptive Rightholder's rights under Section 9.2(a); provided that each


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                                                             Page 46 of 51 Pages


Preemptive Rightholder may waive its, his or her rights under Section 9.2(a) prior to the expiration of the 10-day period by giving written notice to the Corporation.

               (c) If, following the expiration of the 10-day period referred to above, not all of the New Securities have been subscribed for by the Preemptive Rightholders, each Preemptive Rightholder shall have the option to increase that number of New Securities it has elected to purchase pursuant to Section 9.2(a) by a proportionate amount.

     9.3 Closing. The closing of the purchase of New Securities subscribed for by the Preemptive Rightholders under this Section 9 shall be held at the same time and place as the closing of the New Securities subscribed for by the Subject Purchasers (the "Closing"). At the Closing, the Corporation shall deliver certificates representing the New Securities, and the New Securities shall be issued free and clear of all liens and the Corporation shall so represent and warrant, and further represent and warrant that the New Securities shall be, upon issuance of the New Securities to the Preemptive Rightholders and after payment for the New Securities, duly authorized, validly issued, fully paid and nonassessable by the Corporation. At the Closing, the Preemptive Rightholders purchasing the New Securities shall deliver payment in full in immediately available funds for the New Securities purchased by it, him or her. At the Closing, all of the parties to the transaction shall execute any additional documents that are otherwise necessary or appropriate.

     9.4 Sale to Subject Purchaser. The Corporation may sell to the Subject Purchaser all of the New Securities not purchased by the Preemptive Rightholders on terms and conditions that are no more favorable to the Subject Purchaser than those set forth in the New Issuance Notice; provided, however, that the sale is bona fide and made pursuant to a contract entered into within four (4) months of the earlier to occur of (i) the waiver by the Preemptive Rightholders of their option to purchase the New Securities as provided in Section 9.2 and (ii) the expiration of the 10-day period referred to in Section 9.2. If such sale is not consummated within such four (4) month period for any reason, then the restrictions provided for in this Section 9 shall again become effective, and no issuance and sale of New Securities may be made thereafter by the Corporation without again offering the New Securities in accordance with this Section 9. The closing of any issue and purchase contemplated by this Section 9.4 shall be held at the time and place as the parties to the transaction may agree.

10. Transactions. In case of any merger or consolidation of the Corporation or any capital reorganization, reclassification or other change of outstanding shares of Common Stock (other than a change in par value, or from par value to no par value, or from no par value to par value) (each, a "Transaction"), the Corporation shall execute and deliver to each holder of Series D Convertible Preferred Stock at least twenty (20) business days prior to effecting such Transaction a certificate stating that the holder of each share of Series D Convertible Preferred Stock shall have the right to receive in such Transaction, in exchange for each share of Series D Convertible Preferred Stock, a security identical to (and not less favorable than) the Series D Convertible Preferred Stock, and provision shall be made therefor in the agreement, if any, relating to such Transaction. Any certificate delivered pursuant to this Section 10 shall provide for adjustments which shall be as nearly equivalent as may be practicable to the adjustments provided for in Section 6 hereof. The provisions of this Section 10 and any equivalent thereof in any such certificate similarly shall apply to successive transactions.

                  [Remainder of page intentionally left blank.]


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                                                             Page 47 of 51 Pages


IN  WITNESS   WHEREOF,   the  undersigned  has  executed  this   Certificate  of
Designations this 12th day of March, 2003.



                                         BLUEFLY, INC.


                                         By:____________________________
                                         Name:
                                         Title: